Imperial Oil Limited 237 – 4th Avenue S.W. Calgary, AB T2P 0H6	News Release
Regulators Approve Imperial Oil’s Kearl Oil Sands Mining Project
Calgary, Alberta — February 27, 2007 — Imperial Oil announced today that the Alberta Energy and Utilities Board (AEUB) and the Government of Canada have given conditional approval to Imperial’s proposed Kearl Oil Sands Project, following a joint federal and provincial review.
“This decision is a significant milestone for our project and our company,” said Randy Broiles, senior vice-president of resources, Imperial Oil. “It has taken many years of work to get to this point and we appreciate the efforts of everyone who has been involved, especially our local stakeholders.”
This is a key approval in progressing the Kearl Oil Sands Project, a proposed oil-sands mining project in Alberta.
“Our next steps involve reviewing the decision approved conditions and further advancing engineering work to define the project design, execution strategies and project cost estimate,” said Mr. Broiles.
The Kearl project is similar in design to existing oil-sands mines in the Fort McMurray region, using large-scale shovels, trucks, crushers and oil-sands hydrotransport technology. The current plan is to develop the mine in a staged manner, with an initial mine train with production capacity of about 100,000 barrels a day. Subsequent expansions could increase capacity to approximately 300,000 barrels a day. The mine plan does not include any on-site bitumen upgrading. Any future upgrading capacity to support the Kearl project would be the subject of a separate application.
The Kearl Oil Sands Project is a joint venture with Imperial Oil Resources Ventures Limited (70%) and ExxonMobil Canada Properties (30%). Imperial Oil Resources is the designated operator of the project.
Imperial Oil is one of Canada’s largest corporations and a leading member of the country’s petroleum industry. It is one of Canada’s largest producers of crude oil and natural gas and is also the country’s largest refiner and marketer of petroleum products, sold primarily under the Esso and Mobil brand names through a coast-to-coast supply network that includes close to 2,000 retail outlets.

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